Exhibit 10.1
SECOND AMENDMENT
TO THE AMENDED AND RESTATED
STRATEGIC ALLIANCE AGREEMENT
BY AND BETWEEN
PENWEST PHARMACEUTICALS CO
AND
ENDO PHARMACEUTICALS INC
This Second Amendment (this “Amendment”) to the Amended and Restated Strategic Alliance Agreement dated as of April 2, 2002, and as amended by the Amendment Agreement dated January 7, 2007 (the “Agreement”) is entered into by and between Penwest Pharmaceuticals Co (“Penwest”) and Endo Pharmaceuticals Inc. (“Endo”), effective as of July 14, 2008.
Endo and Penwest agree as follows:
1. Section 1.23 of the Definitions Exhibit to the Agreement is amended by deleting Section 1.23 in its entirety and inserting the following new Section 1.23 in its place:
1.23 “Formulated TIMERx Price” shall mean Penwest’s contract manufacturing cost (or, if made internally, its variable costs plus directly allocable (a) fixed and (b) manufacturing overhead costs relating to the manufacture or acquisition) of the Formulated TIMERx to be provided to Endo or its Affiliates or sublicensees hereunder, as shall be determined and adjusted no more often than annually plus the costs directly relating to the quality control testing referred to in Section 7.2 hereof plus the allocable indirect costs and fees referred to in the last two sentences of this Section 1.23; provided, however, that any amounts paid or payable by Penwest for third-party royalties (or for materials acquisition costs to the extent attributable to third-party intellectual properties and essentially equivalent to royalties) which are the responsibility of Penwest under Sections 9.5.1 or 9.5.2 hereof shall not be counted as part of the Formulated TIMERx Price. Costs and fees related to and arising out of patent enforcement litigation ensuing from a third party certifying against a Penwest Patent or a patent covering Penwest Product Technology held by Penwest and listed in the FDA’s “Orange Book”-may (to the extent not reflected in the Certification Budget and the reconciliations under Section 3.7 hereof) be included, at the option of Penwest and without prejudice to its other rights, as part of the allocable indirect costs of the manufacture or acquisition of any Formulated TIMERx provided for use in the Product; to the extent that such costs and fees are not reimbursed by Endo to Penwest pursuant to Section 11.7. If any patent applications are filed or prosecuted by Penwest on Penwest Product Technology, as provided in Section 6.2 hereof, the reasonable costs thereof, and of the maintenance of any patents that issue therefrom, shall (to the extent not reflected in the Certification Budget and the reconciliations under Section 3.7 hereof) be part of the allocable indirect costs of the manufacture or acquisition of any Formulated TIMERx provided for use in the Product that would be disclosed in whole or in part in such patent or patent application.
2. Section 11.7 of the Agreement is amended by deleting Section 11.7 in its entirety and inserting the following new Section 11.7 in its place:
Section 11.7 Patent Enforcement Litigation. Notwithstanding the foregoing, in the event that the parties are notified of (1) the filing by a third party of an abbreviated new drug application (“ANDA”) with the FDA (or the FDA’s acceptance of an ANDA) relating to the Product or (2) a third party certifying against the patents covering the Product that are listed in the FDA’s “Orange Book”, then the parties shall cooperate fully with respect to any ensuing patent enforcement litigation. The costs and fees incurred by or on behalf of Penwest relating to or in connection with such matters shall be paid by Endo. Payments for such costs and fees incurred on or after July 1, 2008 shall be made to Penwest or directly to the thirty party to which such costs and fees are owed within thirty (30) days after presentation of each invoice to Endo setting forth such costs and fees.
3. Endo shall reimburse Penwest in a single lump sum of $469,567.00 in full satisfaction of costs and fees incurred by or on behalf of Penwest through April 30, 2008 in connection with the matters contemplated by Section 11.7 of the Agreement, which amount shall be paid within ten (10) days of the date of this Amendment. Endo shall reimburse Penwest for cost and fees incurred by or on behalf of Penwest between May 1, 2008 and June 30, 2008 in connection with the matters contemplated by Section 11.7 of the Agreement, which amount shall be paid within 45 days of the presentation of each invoice to Endo.
4. All other terms and conditions of the Agreement as previously amended are affirmed and remain in full force and effect. The parties agree that all references in the Agreement to “this Agreement” shall deem to include the provisions of this Amendment.
5. This Amendment shall be governed by, construed and enforced in accordance with, the laws of the State of New York without regards to its conflict of laws rules.
* * *

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

Endo Pharmaceuticals Inc.		Penwest Pharmaceuticals Co.

By:	Daniel J. Carbery	By:	Benjamin L. Palleiko

	Title: Sr. VP, Operation		Title: Sr. VP, Corporate Development
	Date: July 16, 2008		and Chief Financial Officer
Date: July 16, 2008